Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Jennifer Spaude, HickoryTech, Ph: 507-386-3765

HickoryTech Completes IdeaOne Telecom Acquisition
Fargo Fiber Network adds 225 Fiber Route Miles,
Directly connects to Company’s Regional Fiber Network

MANKATO, Minn., March 2, 2012 — HickoryTech Corporation (NASDAQ: HTCO) announced today it has completed its acquisition of IdeaOne Telecom Group, LLC, a fiber-based CLEC serving the greater Fargo, North Dakota area, in a transaction valued at $28 million.

“The IdeaOne acquisition further expands our business and broadband services and gives us immediate access to the Fargo market for growth opportunities,” said John Finke, HickoryTech president and chief executive officer.  “We expect the acquisition to be immediately accretive on a free cash flow basis.”

“We plan to continue to invest in the Fargo market and network which currently connects to HickoryTech’s regional fiber network.  Upon completion of our northern Minnesota broadband route in 2012, we will add even more diversity between our networks.  The consolidated network is expected to provide additional growth opportunities for our customers.”

IdeaOne provides data networking, Internet, colocation, phone and hosting services to approximately 3,600 business and residential customers in the Fargo area. The company has 40 employees.  The acquisition will add 225 fiber route miles to HickoryTech’s regional fiber network.  The acquired network facilities, which extend fiber to 650 buildings, include: multiple 10 GB fiber rings, ethernet capabilities, soft-switching infrastructure, and colocation services.

IdeaOne recorded fiscal 2010 revenue of $11.1 million and fiscal 2011 revenue of $12.3 million, an 11 percent increase over 2010.  The majority of IdeaOne revenue is derived from business services.

HickoryTech financed the $28 million transaction with existing liquidity through cash reserves and an additional $22 million of term debt available under its existing credit facility.  The company operates with a leverage ratio (proportion of debt to EBITDA) of less than three-to-one after closing on this transaction.

HickoryTech will market services under its Enventis business-to-business brand in the Fargo market upon integration of the companies.

About HickoryTech
HickoryTech Corporation is a leading communications provider serving business and residential customers in the upper Midwest.  With headquarters in Mankato, Minn., the corporation has 500 employees and an expanded, multi-state fiber network spanning more than 3,250 route miles serving Minnesota, Iowa, North Dakota and South Dakota.  Enventis provides IP-based voice and data solutions, MPLS networking, data center and managed hosted services and communication systems to businesses across a five-state region.  HickoryTech delivers broadband Internet, Digital TV, voice and data services to businesses and consumers in southern Minnesota and northwest Iowa. The Company trades on the NASDAQ, symbol: HTCO, and is a member of the Russell 2000 Index.  For more information, visit www.hickorytech.com.

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Forward-looking statement
Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by law.

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